Exhibit (a)(1)

Corporate Contact:
Andreas Michalopoulos
Chief Executive Officer, Director and Secretary
Telephone: +30-216-600-2400
Email: amichalopoulos@pshipping.com
Website: www.pshipping.com
For Immediate Release
Investor and Media Relations:
Edward Nebb
Comm-Counsellors, LLC
Telephone: + 1-203-972-8350
Email: enebb@optonline.net

PERFORMANCE SHIPPING INC. ANNOUNCES FILING OF AMENDMENT NO. 2
TO THE SOLICITATION AND RECOMMENDATION STATEMENT
ON SCHEDULE 14D-9

ATHENS, GREECE, November 15, 2023 – Performance Shipping Inc. (NASDAQ: PSHG), (“we” or the “Company”), a global shipping company specializing in the ownership of tanker vessels, announced that it has filed today with the Securities and Exchange Commission (the “SEC”) an Amendment No. 2 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC on October 25, 2023, as amended by Amendment No. 1 thereto filed the Company with the SEC on November 6, 2023 (together, the “Schedule 14D-9”), in connection with the cash tender offer (the “Offer”) commenced by Sphinx Investment Corp. (the “Offeror”), to purchase from the shareholders of the Company all outstanding shares of the Company’s common shares, par value $0.01 per share (the “Common Shares”), and the associated preferred stock purchase rights (the “Rights” and, together with the Common Shares, the “Shares”), at a price of $3.00 per Share in cash, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated October 30, 2023 (the “Offer to Purchase”), as set forth in the Offeror’s Tender Offer Statement on Schedule TO filed with the SEC on October 11, 2023, as amended by Amendment No. 1 and Amendment No. 2 thereto filed by the Offeror with the SEC on October 30, 2023 (together, the “Schedule TO”). Pursuant to the Offer to Purchase, unless the Offer is extended by the Offeror, the Offer and withdrawal rights thereunder will expire at 11:59 p.m., New York City Time, on November 15, 2023.

As previously announced, the Company’s Board of Directors (the “Board”) appointed a Special Committee of independent and disinterested directors of the Board (the “Special Committee”) to review, evaluate and make recommendations on behalf of the Company to the shareholders of the Company with respect to the Offer, and the Special Committee unanimously determined, for the reasons discussed in the Schedule 14D-9, that the Offer is not in the best interests of the Company or its shareholders and recommended on behalf of the Company that the Company’s shareholders reject the offer and not tender any Shares pursuant to the Offer.

The Company’s Schedule 14D-9 and the Offeror’s Schedule TO may be obtained at no charge at the website maintained by the SEC at www.sec.gov. The Company urges each shareholder to review the Schedule 14D-9 as well as the Offer materials included in the Offeror’s Schedule TO to make its own decision regarding the Offer based on the available information.

Additional Information

This press release does not constitute an offer to purchase or solicitation of an offer to sell any Shares or other securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9, as amended, with the SEC and the Offeror has filed its Offer materials on Schedule TO, as amended, with the SEC. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, THE SCHEDULE TO, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents may be obtained free of charge from the SEC through its website maintained at www.sec.gov.

About the Company

Performance Shipping Inc. is a global provider of shipping transportation services through its ownership of tanker vessels. The Company employs its fleet on spot voyages, through pool arrangements and on time charters.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, including the Special Committee’s recommendation, and underlying assumptions and other statements, which are other than statements of historical facts. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending” and similar expressions, terms or phrases may identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, our management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to: the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker shipping industry, changes in the supply of vessels, changes in worldwide oil production and consumption and storage, changes in our operating expenses, including bunker prices, crew costs, drydocking and insurance costs, our future operating or financial results, availability of financing and refinancing including with respect to vessels we agree to acquire, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, the length and severity of epidemics and pandemics, including COVID-19, and their impact on the demand for seaborne transportation of petroleum and other types of products, changes in governmental rules and regulations or actions taken by regulatory authorities, general domestic and international political conditions or events, including “trade wars”, armed conflicts including the war in Ukraine and the war between Israel and Hamas, the imposition of new international sanctions, acts by terrorists or acts of piracy on ocean-going vessels, potential disruption of shipping routes due to accidents, labor disputes or political events, vessel breakdowns and instances of off-hires and other important factors. Please see our filings with the US Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.